UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 9, 2009

Date of Report (Date of earliest event reported)

MARQUEE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33344	77-0642885
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

920 Main Street,

Kansas City, Missouri 64105

(Address, including zip code, of registrant’s
principal executive offices)

(816) 221-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On June 9, 2009, AMC Entertainment Inc. (“AMCE”), a wholly-owned subsidiary of Marquee Holdings Inc. (the “Company”), issued a press release announcing, among other things, that as of 5:00 p.m. New York City time on June 8, 2009 (the “Consent Date”), holders of $238,065,000 principal amount of its 8 5/8% Senior Notes due 2012 (the “Notes”), had tendered their Notes and consented to certain proposed amendments pursuant to AMCE’s previously announced cash tender offer and consent solicitation.  The payment date for all the Notes validly tendered and not validly withdrawn on or before the Consent Date is anticipated to be June 9, 2009.  As of the Consent Date, $11,935,000 principal amount of the Notes have not been tendered.  The tender offer will expire at midnight, New York City time, on June 22, 2009 and holders of Notes who validly tender their Notes after the Consent Date but on or before the expiration date will only be eligible to receive their tender offer consideration and will not receive the consent payment.

As a result of the receipt of the requisite consents of the holders of the Notes, AMCE intends to promptly enter into a supplemental indenture with the trustee under the indenture for the Notes that gives effect to the proposed amendments described in AMCE’s Confidential Offering Circular dated May 27, 2009. The proposed amendments will eliminate substantially all of the restrictive covenants contained in the indenture and the Notes (other than, among other covenants, the covenant to pay interest and premiums, if any, on and principal of, the Notes when due) and certain events of default and related provisions and reduce the required notice period contained in the optional redemption provisions of the indenture.

For additional information concerning the foregoing, a copy of the press release dated June 9, 2009 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Text of Press Release, dated June 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARQUEE HOLDINGS INC.

Date: June 9, 2009	By:	/s/ CRAIG R. RAMSEY
Craig R. Ramsey
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Text of Press Release, dated June 9, 2009